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                          ALPS Mutual Funds Services, Inc.
                            370 17th Street, Suite 3100
                               Denver, CO 80202-5631



August 18, 1998


Securities and Exchange Commission
450 5th St.  N.W.
Washington  D.C.  20009
Attention:  Mr. Randolph Koch


     Re:  Stonebridge Funds Trust
          (Successor to Stonebridge Aggressive Growth Fund, Inc.)
          Registration Nos. 2-12893
                            811-00749


Dear Mr. Koch:

     Pursuant to Rule 485(a) under the Securities Act of 1933, as amended (the "1933 Act"), enclosed for filing is Post-Effective Amendment No. 60 to the Registration Statement of Stonebridge Aggressive Growth Fund, Inc. (the "Amendment"). By the Amendment Stonebridge Funds Trust (the "Trust"), a newly-organized Delaware business trust, is proposing to adopt and succeed to the registration under the Investment Company Act of 1940 of Stonebridge Aggressive Growth Fund, Inc. The Trust is also proposing to adopt and succeed to the registration under the 1933 Act of Stonebridge Aggressive Growth Fund, Inc. and Stonebridge Growth Fund, Inc. (file no. 2-15893) for all purposes.

     The effectiveness of the Amendment is contingent on approval of the reorganization of Stonebridge Aggressive Growth Fund, Inc. and Stonebridge Growth Fund, Inc. (the "Funds") as separate series of the Trust by the majority of the outstanding shares of each of the Funds. The reorganization is proposed to become effective on November 1, 1998. Meetings of the shareholders of the Funds are scheduled for August 25, 1998 to address this matter. If the shareholders of the Funds approve the proposed reorganizations, we intend that the Amendment become effective 75 days after the filing of the Amendment pursuant to paragraph (a)(ii) at 12:01 a.m. on November 1, 1998.

     The prospectus and statement of additional information, as well as certain exhibits included in the Amendment do not contain any material changes to the Funds' existing investment and operational attributes, as described in their currently effective separate


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registration statements, other than the combination of separate corporations into a single trust with two series.

     If you have any questions or comments, please contact me at (303) 623-2577.

Sincerely,

/s/ James V. Hyatt
James V. Hyatt, Esq.
General Counsel

Enc.
cc:   Michael Glazer, Esq.